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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 30, 2014
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RealNetworks, Inc.
(Exact name of registrant as specified in its charter)
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WASHINGTON	0-23137	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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 Item 2.02.     Results of Operations and Financial Condition.
On July 30, 2014, RealNetworks, Inc. announced its financial results for the second quarter ended June 30, 2014. The full text of the press release is furnished as Exhibit 99.1 hereto.
Furnished as Exhibit 99.2 hereto is additional information regarding non-GAAP financial measures included in certain public disclosures of RealNetworks, including its second quarter 2014 financial results press release.
The information set forth in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2014, RealNetworks, Inc. announced that Rob Glaser had accepted an offer to serve as Chief Executive Officer of the company, effective as of July 28.  Mr. Glaser, founder and Chairman of RealNetworks, had been serving as interim chief executive officer since returning to the company in July 2012.
In conjunction with his appointment, the Board of Directors of RealNetworks approved certain compensatory arrangements for Mr. Glaser.  Specifically, the Board approved an annual base salary of $600,000, $450,000 of which is payable in cash and $150,000 of which is payable in the form of a stock option that will (i) be granted on January 1 of the applicable calendar year, (ii) vest monthly over the applicable calendar year, subject to Mr. Glaser’s continued service with the company, and (iii) have a per share exercise price equal to the closing price of RealNetworks’ common stock on the grant date.  For 2014, this option award was granted to Mr. Glaser on July 28 in the form of an option to purchase 39,173 shares with an exercise price of $7.79 per share, and which was vested as to seven months on the grant date and which will vest monthly for the remaining five months of 2014 subject to his continued service to the company.  In addition, the Board approved a target annual bonus opportunity for Mr. Glaser equal to 100% of his cash base salary based on the achievement of certain pre‑established goals determined by the Board.  Further, on the effective date of his promotion from interim to permanent CEO, the Board of Directors awarded Mr. Glaser 96,277 restricted stock units valued at $750,000 on the grant date, scheduled to vest on the third anniversary of the grant date subject to Mr. Glaser’s continued service to the company.  The equity awards were granted pursuant to the company’s 2005 Stock Incentive Plan and the standard forms of agreements thereunder.
RealNetworks and Mr. Glaser also entered into a severance agreement providing for certain severance benefits whereby in the event that he is terminated without cause or resigns for good reason, other than in connection with a change in control of the company, Mr. Glaser will receive a payment equal to 200% of the sum of his annual cash base salary and his then-current annual target bonus, plus his prorated actual bonus and 18 months of company-paid continued health benefits (or a lump sum cash equivalent to the extent continued benefits would not be permissible under applicable law), and he will receive full acceleration of vesting of the restricted stock units that were awarded to him in connection with his promotion to permanent CEO.  In the event that Mr. Glaser is terminated without cause or resigns for good reason in connection with a change in control of the company, then he will receive a payment equal to 200% of the sum of his annual cash base salary and his then-current annual target bonus, plus his prorated actual bonus and 18 months of company-paid continued health benefits (or a lump sum cash equivalent to the extent continued benefits would not be permissible under applicable law), and he will receive full acceleration of vesting of all of his then-outstanding unvested, nonperformance-based equity awards. The severance benefits are conditioned on Mr. Glaser agreeing to an employment release of claims in favor of the company and his compliance with non‑disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment. In addition, if Mr. Glaser’s employment terminates but Mr. Glaser remains Chairman of the Board, he will remain eligible to participate in the company’s group health plan or the company may provide him an annual cash payment equivalent to the company’s premium cost for his participation in the company’s group health plan.

While serving as CEO, Mr. Glaser will be expected to hold shares of RealNetworks common stock equal to at least ten times his annual base salary.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Pursuant to the rules and regulations of the SEC, the attached exhibits are deemed to have been furnished to, but not filed with, the SEC.

Exhibit No.	Description

99.1	Earnings Release of RealNetworks, Inc. dated July 30, 2014

99.2	Information Regarding Non-GAAP Financial Measures

99.3	Press Release of RealNetworks, Inc. dated July 30, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/ S / Tim M. Wan
Tim M. Wan
Senior Vice President, Chief Financial Officer and Treasurer

Dated: July 30, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Earnings Release of RealNetworks, Inc. dated July 30, 2014

99.2	Information Regarding Non-GAAP Financial Measures

99.3	Press Release of RealNetworks, Inc. dated July 30, 2014

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